UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 24, 2012

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-13167	74-1611874
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15835 Park Ten Place Drive Houston, Texas		77084
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (281) 749-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 24, 2012, Atwood Oceanics Inc., as guarantor (the “Company”), and Atwood Offshore Worldwide Limited, as borrower, entered into the Third Amendment to its Credit Agreement, dated as of May 6, 2011, with the lenders named therein and Nordea Bank Finland plc, New York Branch, as Administrative Agent for the lenders (the “Credit Facility”), in order to, among other things, increase the maximum amount by which commitments under the Credit Facility may be increased from $350 million to $550 million, which, if exercised, would bring total commitments under the Credit Facility to an aggregate $1,300 million. In order to increase the total commitments by the additional $200 million, the Company would be required, in addition to satisfying certain other conditions precedent, to pledge as collateral under the Credit Facility the Atwood Mako and the Atwood Manta, as well as the equity interests in the subsidiaries of the Company owning such rigs.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2012, the Board of Directors (the “Board”) of the Company, upon the recommendation of the Compensation and Human Resources Committee of the Board, approved the entry into a Change of Control Agreement with Mr. Robert J. Saltiel (the “Change of Control Agreement”) on substantially the same terms as the form of Executive Change of Control Agreement previously disclosed in the Company’s Current Report on Form 8-K filed on May 30, 2012. The Change of Control Agreement replaces Mr. Saltiel’s existing employment agreement.

The Change of Control Agreement addresses the terms of Mr. Saltiel’s employment and compensation in the event of a termination of employment due to a change of control of the Company. The agreement includes a three-year “evergreen” term in that the agreement automatically extends so as to cover a three-year period from any date then in effect until the Company has given notice to Mr. Saltiel that the term will no longer be so extended; provided that, prior to a change of control, the agreement will terminate if Mr. Saltiel’s employment is terminated for any reason. If a change of control occurs during the term of the Change of Control Agreement, the term will end on the later of the date that is two years after the change of control or the date the Company satisfies its obligations under the agreement.

Under the Change of Control Agreement, if the Company terminates Mr. Saltiel’s employment without “cause” or Mr. Saltiel terminates his employment for “good reason” (each as defined in the agreement) within 24 months after a change of control of the Company, the Company will be required to pay to Mr. Saltiel in a lump sum (i) prorated amounts of his accrued salary, bonus and vacation (the “Accrued Amounts”) and (ii) an amount equal to 3.0 times the sum of (a) his annual salary plus (b) his target annual bonus.

In addition, following such termination, Mr. Saltiel and his spouse and/or family, as applicable, will be entitled to continued participation in the Company’s welfare benefit plans, policies and programs for a period of 24 months (the “Welfare Continuation Benefit”) and any outstanding stock options held by Mr. Saltiel will remain exercisable for one year after termination; provided that in no event will any stock options remain exercisable later than the earlier of (i) the original expiration date of such stock options or (ii) the tenth anniversary of the original grant date for such stock options. If Mr. Saltiel’s employment is terminated due to disability within 24 months after a change of control of the Company, the Company will be required to pay to Mr. Saltiel the Accrued Amounts and provide the Welfare Continuation Benefit. If Mr. Saltiel’s employment is terminated due to death within 24 months after a change of control of the Company, the Company will be required to pay to Mr. Saltiel’s estate the Accrued Amounts and provide to Mr. Saltiel’s spouse and/or family, as applicable, the Welfare Continuation Benefit. With respect to excise taxes on any parachute payment under the Change of Control Agreement, the agreement provides that Mr. Saltiel will be liable for such excise taxes, provided, however, that if reduction of the payments under the agreement to avoid excise taxes would result in a larger net after-tax payment to the executive, the payments under the agreement will be reduced.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Third Amendment to Credit Agreement dated August 24, 2012 among Atwood Oceanics, Inc., Atwood Offshore Worldwide Limited, the lenders party thereto and Nordea Bank Finland Plc, New York Branch, as administrative agent.

10.2	Form or Executive Change of Control Agreement (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 30, 2012).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC.

By:	/s/ Mark L. Mey
Mark L. Mey
Senior Vice President

Date: August 28, 2012

4